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                                                                     Exhibit 4.1

                                                                     [Duplicate]




                      CONTRACT FOR GRANT OF LAND USE RIGHT

                                       FOR

                               SHENZHEN MUNICIPAL






















       Shenzhen Municipal Bureau of Land Resources and Housing Management




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           CONTRACT FOR GRANT OF LAND USE RIGHT FOR SHENZHEN MUNICIPAL

                          Shen Di He Zi (2007) No. 5067

                                                                     [Duplicate]

I.     Parties to the Contract

Assignor: Shenzhen Municipal Bureau of Land Resources and Housing Management
          (hereinafter referred to as "Party A")

Legal Representative: Name: Zhang Shiming    Position: Director General

Address: No. 3, Zhengxin Road, Futian District, Shenzhen Municipal

Tel. No.: 83788590


Assignee: Shenzhen City China GrenTech Co., Ltd. (hereinafter referred to as "Party B")

Legal Representative: Name: Gao Yingjie      Position: Chairman of Board

Address: Block 4, Huaqiang North SEG Science and Technology Park

Tel. No.: 83501520

II. According to the relevant laws, rules and regulations of the State and the related provisions of Shenzhen Municipal, Party A and Party B enter into this Contract on the principles of consultations, self-voluntariness and compensation.

III. Party A grants the land use right according to this Contract and the ownership of the land parcel shall belong to the State. The underground natural resources, buried objects shall not be granted under the land use right.

IV. On the date of execution of this Contract, Party A numbered the land parcel as G14209-0165, with the land use right of the area of land approximately 124,925.24 m(2) (see red line area in the redline map) granted to Party B. Party B has no objection to the current status of the land parcel. From the date of execution of this Contract, it shall be deemed that Party A has delivered the land to Party B.

V. The term for use of the land parcel shall be 50 years, from June 26, 2007 to June 25, 2057.

VI.    The land parcel shall be used for industrial use.

VII. The nature of the land parcel shall be used for non-commodity premises and shall not be used for real estate development operation.

VIII.  Requirements for Use of Land:



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(1)  Nature of Subject Building: manufacturing factory, supporting office, single persons dormitory (including canteen)
(2)  plot coverage (construction density): <=45%;
(3)  plot ratio (construction area density): <=2.64;
(4) gross floor area with plot ratio included is no more than 329,800 m(2); manufacturing factory 286,800 m(2), supporting office 4,000 m(2), single persons dormitory (including canteen) 39,000 m(2).
(5)  number of construction storey: multi-storey, high storey;
(6) setback line for construction and overall distribution requirement: see Shen Gui Xu No. LG-2007-0106 Permit for Construction Land Planning for details.
(7)  greenery ratio: /
(8)  leveling height of the construction site (Yellow Sea Datum):
(9) construction distance: to satisfy the [depth marker] and relevant requirements
(10) Others:
     See Shen Gui Xu No. LG-2007-0106 Permit for Construction Land Planning for details.

     All construction design shall comply with the existing construction design standards and standardization provisions of the State relating to construction design.

IX. Party B agrees to be responsible for greening, management and maintenance of / m(2) of green land (see green line area in the redline map) and for all expenses incurred. The title to the green land shall belong to the government and Party B shall be subject to the inspection and supervision of the administrative department for city landscaping greening;
       Party B agrees to be responsible for the construction of road of / m(2) (see the land area within the brown line in the redline map) and for all expenses incurred. The title to the roads shall belong to the government, for the passage of vehicles, passers-by without compensation.

X. The fee for the grant of land use right for the land parcel shall be Renminbi Eleven Million Three Hundred Eighty Three Thousand Five Hundred and Seventy Four (RMB11,383,574) Only;

       The fee for development of land shall be Renminbi Twelve Million Four Hundred Ninety Two Thousand Five Hundred and Twenty Four (RMB12,492,524) Only;

       The fee for the provision of major municipal facilities shall be Renminbi Fifty Two Million Fourteen Thousand Three Hundred and Ninety Five
(RMB52,014,395) Only;

       Total (RMB)75,890,493.

       Party A and Party B confirm that 20% of the fee for the grant of land use right shall be the deposit for the execution of this Contract.

XI. Party B agrees to pay the fee for the grant of land use right, the fee for development of land and the fee for the provision of major municipal facilities according to the (1) method:

       (1) Party B shall pay in full in a single payment at the time of execution of this Contract



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       (2) payment by installments with interest incurred, at the interest rate of 1% per month, and the method of payment by Party B by installments shall be:

       1. Payment of the first installment (including deposit) in ([currency])
             dollars before              .
------------                ------------

     2. Payment of the second installment ([currency])              dollars
                                                       ------------
before              .
       ------------

     3. Payment of the third installment ([currency])              dollars
                                                      ------------
before              .
       ------------

     4. Payment of the fourth installment ([currency])              dollars
                                                       ------------
before              .
       ------------

XII. Whereas Party B fails to pay the fee for the grant of land use right, the fee for development of land and the fee for the provision of major municipal facilities according to the term prescribed by this Contract, a penalty of additional 0.05% shall be paid from the date of late payment. In case of failure to make full payment upon 60 days of late payment, Party A may rescind this Contract and recall the land use right without compensation.

       Whereas Party B has only paid the deposit, it shall not be refunded. Whereas Party B has used the deposit to set off the fee for grant of land use right, Party A shall deduct 20% of the total amount of the fee for development of land and the fee for the provision of major municipal facilities as the penalty for breach of contract and the balance shall be returned to Party B. The buildings and appurtenances built shall be confiscated.

XIII. Besides paying the fee for the grant of land use right, the fee for development of land and the fee for the provision of major municipal facilities to Party A, Party B shall also pay charge for use of land annually as prescribed. At the same time of signing the Contract for the Grant of Land, Party B shall complete the registration formalities for fee for the use of land.

XIV. During the period of use of land by Party B, in case of failure to pay the fee for the grant of land use right, the fee for development of land and the fee for the provision of major municipal facilities as prescribed by the Contract and failure to pay the fee for use of land as prescribed, Party A may not complete the formalities for the real estate title registration, construction permit relating to the land parcel and other relevant formalities or may adopt other restrictive measures.

XV. For the transfer, lease and mortgage of land use right or apply the land use right on other economic activities by Party B during the term for use of land according to the laws, rules and regulations, relevant provisions of Shenzhen Municipal and this Contract, the lawful interests of Party B shall be protected by laws. The development, application, operation by Party B of the land granted shall not impair the public interest of the society. Before the completion of formalities for registration of land use right and obtaining the real estate certificate, Party b shall not dispose of the land parcel in any way.



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XVI.   Upon the expiration of the term for grant of land prescribed by this
Contract, Party A shall recall the land use right of the parcel of land granted without compensation, and the buildings and appurtenances on the land parcel shall also be acquired by Party A without compensation. Party B undertakes to return the land and the buildings and appurtenance thereon to Party A on June 25, 2057, and shall complete the formalities for the cancellation of the real estate title within 10 days from the expiration of the term, otherwise, Party A shall cancel it on its own.

       If Party B needs to continue the use of the land parcel, application shall be submitted within six months before expiration of the term. Upon approval by Party A and the confirmation of new term for the grant of land use right, the fee for the grant of land and other conditions, Party B shall executed a new contract for the grant of land use right with Party A, pay the fee for the grant of land use right, the fee for development of land and the fee for the provision of major municipal facilities and complete the formalities for the registration of land use right.

XVII. In the course of performance of this Contract, if Party A needs to inform Party B of related matters, Party B consents to the delivery by Party A through registered mail or announcement on the media to the address of Party B as prescribed this Contract.

XVIII. Rules for Use of Land shall be the integral part of this Contract, as equally valid as this Contract. Party B shall comply with the Rules for Use of Land.

XIX. The execution, validity, interpretation, performance and disputes resolution of this Contract shall be governed by the law of the People's Republic of China.

XX. In case of dispute for the execution of this Contract, parties to the dispute shall resolve it through consultations; in case of failure of consultations, litigation may be instituted with the People's Court.

XXI.   This Contract shall become effective from the date of execution.

XXII. This Contract shall be in five originals, three for Party B and the others shall be held by Party A and for distribution to the relevant units.

XXIII. Any matter not specified in this Contract may be confirmed by both Parties through consultation and execution of agreements.

Additional terms:
XXIV. The land parcel shall be granted at "as is" status, and Party A and Party B has no objection to the same.

XXV. According to the minutes of the 51(th) meeting of the 4(th) standing committee, the land under this Contract shall not be transferred, leased; if Party B fails to use the land for industrial projects approved, Party A shall be entitled to recall the land use right.



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Party A:  Shenzhen Municipal Bureau of Land Resources and Housing Management

          (seal) [affixed with the special stamp of Shenzhen Municipal Bureau of Land Resources and Housing Management for contracts for grant of land use right]

Legal representative:
Authorized agent: [signed]


Party B:  Shenzhen City China GrenTech Co., Ltd.

          (seal) [affixed with the special stamp of Shenzhen City China GrenTech Co., Ltd. for contracts]

Legal representative:
Authorized agent: [signed]


                             Date of execution: June 26, 2007
                            Place of execution: Jianshe Building, Zhongxin City,
                                                Longgang District